As filed with the Securities and Exchange Commission on September 11, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Data Corporation

(Exact name of registrant as specified in its charter)

Delaware	7389	47-0731996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam L. Rosman, Esq.

Executive Vice President, General Counsel and Secretary

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard A. Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	97,750,000 (1)	$18.11 (1)(2)	$1,769,763,798.88 (1)(2)	$205,116

(1)	Includes 12,750,000 shares of Class A common stock subject to the underwriters’ option to purchase additional shares. See “Underwriting (Conflicts of Interest).”
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s Class A common stock on September 6, 2017 as reported on the New York Stock Exchange.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell the securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 11, 2017.

Preliminary Prospectus

First Data Corporation

Class A Common Stock

The selling stockholder named in this prospectus is offering 85,000,000 shares of Class A common stock of First Data Corporation. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “FDC.” On September 8, 2017, the closing sale price of our Class A common stock as reported on the NYSE was $18.49 per share.

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 12,750,000 shares of our Class A common stock.

	Per Share	Total
Public offering price (1)	$	$
Underwriting discounts and commissions (1)(2)	$	$
Proceeds to selling stockholder, before expenses	$	$

(1)	A limited partner of New Omaha Holdings L.P., the selling stockholder, that is indirectly selling 6,214,607 shares of our Class A common stock in this offering has provided the underwriters with an indication of interest to purchase a total of 6,904,607 shares in this offering, including (i) 6,214,607 shares at a price of $ per share, with respect to which the underwriters will not receive any underwriting discount or commissions, and (ii) 690,000 shares at the public offering price.
(2)	We have agreed to reimburse the underwriters for certain expenses incurred in connection with the offering. See “Underwriting (Conflicts of Interest).”

Investing in our Class A common stock involves risks. You should carefully consider the risk factors referred to in the section titled “Risk Factors” on page 6 of this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about                     , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	KKR

PNC Capital Markets LLC	Wells Fargo Securities	Credit Suisse	Deutsche Bank Securities

Goldman Sachs & Co. LLC	HSBC	Mizuho Securities	Morgan Stanley

SunTrust Robinson Humphrey	Keefe, Bruyette & Woods A Stifel Company	KeyBanc Capital Markets

Prospectus dated                     , 2017.

None of us, the selling stockholder or the underwriters (or any of their respective affiliates) have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus or any free writing prospectus prepared by us or on our behalf. None of us, the selling stockholder or the underwriters (or any of their respective affiliates) take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by us or on our behalf. The selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted.

You should assume that the information appearing or incorporated by reference in this prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), utilizing the SEC’s “shelf” registration process. Before you invest in our Class A common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Information Incorporated by Reference.”

The distribution of this prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Neither the selling stockholder nor the underwriters are making an offer of the Class A common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Class A common stock. None of us, the selling stockholder or the underwriters are making any representation to you regarding the legality of an investment in the Class A common stock by you under applicable investment or similar laws.

Except where the context requires otherwise, references in this prospectus to “First Data,” “FDC,” the “Company,” “we,” “us,” and “our” refer to First Data Corporation and its consolidated subsidiaries. The historical financial statements and financial data incorporated by reference in this prospectus are those of First Data Corporation and its consolidated subsidiaries.

We refer in this prospectus to (i) investment funds or entities associated with or designated by Kohlberg Kravis Roberts & Co. L.P. as “KKR” or the “Sponsors,” (ii) our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 24, 2017, as our “2016 Form 10-K” and (iii) our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017, and for the quarter ended June 30, 2017, filed on August 7, 2017, as our “Quarterly Reports.”

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before investing in shares of our Class A common stock. You should carefully read this entire prospectus, including the factors described or referred to under the heading “Risk Factors” herein, in our 2016 Form 10-K and in the detailed information that is incorporated into this prospectus by reference to our 2016 Form 10-K before making an investment decision.

Our Company

First Data Corporation sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in over 100 countries, reaching over 6 million business locations and over 4,000 financial institutions. We believe we have the industry’s largest distribution network, driven by our partnerships with many of the world’s leading financial institutions, our direct sales force, and a network of distribution partners. We are the largest merchant acquirer, issuer processor, and independent network services provider in the world, enabling businesses to accept electronic payments, helping financial institutions issue credit, debit and prepaid cards, and routing secure transactions between them. In 2016, we processed 88 billion transactions globally, or approximately 2,800 per second. In our largest market, the United States, we acquired approximately $1.9 trillion of payment volume, accounting for over 10% of United States gross domestic product (GDP) last year.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Corporate History and Information

We were incorporated in Delaware in 1989 and were spun off from American Express in a public offering in 1992. On September 24, 2007, we were acquired by KKR that resulted in our equity becoming privately held.

On October 13, 2015, First Data Holdings Inc. (“FDH”), our direct parent company, merged with and into First Data Corporation, with First Data Corporation being the surviving entity (the “HoldCo Merger”). All outstanding shares of FDH were converted into Class B common stock, and all of First Data’s outstanding common stock was eliminated upon the merger. We accounted for the HoldCo Merger as a transfer of assets between entities under common control and reflected the transaction in our financial statements on a prospective basis. We currently have two classes of common stock, Class A common stock and Class B common stock, with the holders of our Class A common stock entitled to one vote per share, and the holders of our Class B common stock entitled to ten votes per share. On October 20, 2015, we consummated our initial public offering of our Class A common stock (our “IPO”) and began trading on the NYSE under the symbol “FDC.”

Our principal executive offices are located at 225 Liberty Street, 29th Floor, New York, New York 10281. The telephone number of our principal executive offices is (800) 735-3362. Our Internet address is www.firstdata.com. Information contained on, or accessible through, our website neither constitute part of this prospectus nor is incorporated by reference herein.

About KKR

KKR & Co. L.P. (NYSE: KKR), together with its subsidiaries (“KKR & Co.”), is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate, credit and, through its strategic partners, hedge funds. KKR & Co. aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR & Co. portfolio companies. KKR & Co. invests its own capital alongside its partners’ capital and provides financing solutions and investment opportunities through its capital markets business.

The Offering

The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Class A common stock, please refer to the section entitled “Description of Capital Stock.”

Class A common stock offered by the selling stockholder	85,000,000 shares.

Option to purchase additional shares	The underwriters have an option to purchase up to 12,750,000 additional shares of our Class A common stock from the selling stockholder. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Class A common stock to be outstanding after this offering	465,065,237 shares (or 477,815,237 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common stock to be outstanding after this offering	457,917,072 shares (or 445,167,072 shares if the underwriters exercise in full their option to purchase additional shares).

Total common stock to be outstanding after this offering	922,982,309 shares.

Class A common stock to be purchased by certain existing stockholder
A limited partner of New Omaha Holdings L.P., the selling stockholder, that is indirectly selling 6,214,607 shares of our Class A common stock in this offering has provided the underwriters with an indication of interest to purchase a total of 6,904,607 shares in this offering, including (i) 6,214,607 shares at a price of $ per share, with respect to which the underwriters will not receive any underwriting discount or commissions, and (ii) 690,000 shares at the public offering price.

Use of proceeds	We will not receive any of the proceeds from this sale of shares of Class A common stock by the selling stockholder.

Dividend policy	We do not intend to pay cash dividends on our Class A common stock. Any future determination to pay dividends will be at the discretion of our Board of Directors (our “Board”) and will depend on certain factors. Our ability to pay dividends is limited by restrictions on the ability of our operating subsidiaries to make distributions, including restrictions under the terms of the agreements governing our debt. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.

NYSE trading symbol	“FDC.”

Conflicts of interest	KKR beneficially owns (through its investment in New Omaha Holdings L.P. (“New Omaha”)) in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter and KKR beneficially owns in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the FINRA members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any FINRA member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. KKR Capital Markets LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

In addition, affiliates of certain of the underwriters hold limited partnership interests in New Omaha Holdings L.P., all or a portion of which is being sold by the selling stockholder in this offering, and therefore Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and KKR Capital Markets LLC would also be deemed to have a conflict of interest because each entity or its affiliate is receiving more than 5% of the net offering proceeds from this offering. See “Underwriting (Conflicts of Interest).”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus is based on 380,065,237 shares of Class A common stock outstanding and 542,917,072 shares of Class B common stock outstanding, in each case as of July 31, 2017, and does not reflect:

•	8,095,546 shares of Class A common stock issuable upon the exercise of options outstanding as of July 31, 2017, at a weighted average exercise price of $15.26 per share, 611,959 of which were then vested and exercisable, 5,084,433 shares of Class A common stock issuable upon vesting of outstanding restricted stock awards (which restricted stock awards do not entitle the holder thereof to any of the rights or privileges of a stockholder unless and until the shares have been issued), and 30,546,435 shares of Class A common stock issuable upon settlement of outstanding restricted stock units;

•	26,643,471 shares of Class B common stock issuable upon the exercise of options outstanding as of July 31, 2017, at a weighted average exercise price of $11.30 per share, 22,595,336 of which were then vested and exercisable, and 3,837,864 shares of Class B common stock issuable upon settlement of outstanding restricted stock units;

•	37,992,387 shares of Class A common stock, plus additional shares convertible into shares of Class A common stock subject to outstanding awards granted under our 2007 Equity Plan, available for future issuance under our 2015 Omnibus Incentive Plan; and

•	5,969,864 shares of Class A common stock reserved for future issuance under our Employee Stock Purchase Plan.

Our amended and restated certificate of incorporation provides that each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer or sale, whether or not for value, except for certain permitted transfers. In connection with this offering, the shares of Class B common stock held by the selling stockholder will convert automatically into an equal number of shares of Class A common stock being sold in this offering. See “Description of Capital Stock—Common Stock—Conversion and Restrictions on Transfer.”

Upon consummation of this offering, (1) holders of Class A common stock will hold approximately 9% of the combined voting power of our outstanding common stock and approximately 50% of our total equity ownership and (2) holders of Class B common stock will hold approximately 91% of the combined voting power of our outstanding common stock and approximately 50% of our total equity ownership. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common stock. See “Description of Capital Stock” for a description of the material terms of our common stock.

RISK FACTORS

Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described below as well as those contained in our 2016 Form 10-K and in the detailed information that is incorporated into this prospectus by reference to our 2016 Form 10-K. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Class A common stock to decline. You could lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Class A Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our Class A common stock may be volatile, and you may not be able to resell your shares at or above the price at which paid in this offering, in response to a number of factors such as those listed in “Risk Factors” included in our 2016 Form 10-K and incorporated herein by reference and the following, most of which we cannot control:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	technology changes, changes in consumer behavior or changes in clients relationships in our industry;

•	security breaches related to our systems or those of our clients, alliance partners, or competitors;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of global payment companies;

•	strategic actions by us or our competitors;

•	announcements by us, our competitors or our alliance partners of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer spending environment;

•	changes in business or regulatory conditions;

•	future sales of our Class A common stock or other securities;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles; and

•	other events or factors, including those resulting from system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than your purchase price.

We do not expect to pay any cash dividends on our Class A common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth, including the repayment of our outstanding indebtedness. Going forward, any decision to pay cash dividends or other distributions on our Class A common stock will be at the discretion of our Board and will depend on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our Board deems relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than your purchase price.

If securities or industry analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Class A common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or change their views regarding the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Maintaining our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members, and any failure to maintain financial controls could result in our financial statements becoming unreliable.

As a public company for less than two years, we incur significant legal, accounting, insurance and other expenses that we did not incur as a private company, including costs associated with public company governance and reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and costs in connection with continued listing on the NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have been generally increasing.

Our efforts to comply with these rules and regulations have significantly increased our legal and financial reporting costs, including costs associated with the hiring of additional personnel. In addition, these laws and regulations could also make it more difficult and costly for us to obtain or renew certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Pursuant to Section 404 of the Sarbanes-Oxley Act and related rules and regulations, our management is required to report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm was required to, and did, attest to the effectiveness of our internal control over financial reporting in our annual report for the fiscal year ended December 31, 2016. We will continue to test our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify material weaknesses, significant deficiencies or other areas for further attention or improvement. Any failure to maintain the adequacy of internal control over financial reporting, or any consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our Class A common stock to decline.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.

After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have outstanding a total of 465,065,237 shares of Class A common stock and 457,917,072 shares of Class B common stock that are convertible by the holders thereof into an equal number of shares of Class A common stock automatically upon transfer, subject to certain exceptions. Of the outstanding shares, the 85,000,000 shares sold in this offering (or 97,750,000 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including KKR) may be sold only in compliance with limitations set forth in Rule 144.

The remaining 457,917,072 shares of Class B common stock, representing 50% of our total outstanding shares of common stock following this offering, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we, certain of our directors and executive officers and the holders of substantially all of our Class B common stock prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus (or 90 days in the case of First Data Corporation), except with the prior written consent of the representatives. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

In addition, 26,643,471 shares of Class B common stock, which automatically convert into an equal number of shares of Class A common stock upon transfer, subject to certain exceptions, will be eligible for sale upon exercise of vested options. Any shares of Class B common stock subject to outstanding awards granted under the 2007 Equity Plan that, after the effective date of the 2015 Omnibus Incentive Plan, are forfeited, terminated, cancelled, expire unexercised, withheld in payment of the exercise price or withheld to satisfy tax withholding obligations, which shares of Class B common stock will automatically be converted on a one-for-one basis into shares of Class A common stock, will also be subject to issuance under the 2015 Omnibus Incentive Plan. These shares can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Upon the expiration of the lock-up agreements described above, 461,934,239 shares would be subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement that we have entered into with New Omaha, KKR and certain other investors, we have granted KKR the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock it beneficially owns. By exercising its registration rights and selling a large number of shares, KKR could cause the prevailing market price of our Class A common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 49% of our total common stock outstanding (or 48%, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of our common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

The dual class structure of our common stock has the effect of concentrating voting control with KKR; this will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are selling in this offering, has one vote per share. Stockholders who beneficially own shares of Class B common stock, including KKR and certain other stockholders, will together control approximately 91% of the voting power of our outstanding common stock following this offering. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders so long as the shares of Class B common stock represent at least 10% of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. For a description of the dual class structure, see “Description of Capital Stock—Common Stock—Voting Rights.”

KKR controls us and its interests may conflict with ours or yours in the future.

Immediately following this offering of Class A common stock, KKR will not beneficially own any of our Class A common stock, but will beneficially own 49% of our common stock through its beneficial ownership of our Class B common stock and, consequently, 89% of the combined voting power of our common stock. Each share of our Class B common stock will have ten votes per share, and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. As a result, KKR will have the ability to elect all of the members of our Board and thereby control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions and the interests of KKR may not in all cases be aligned with your interests.

In addition, KKR may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, KKR could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation provides that none of KKR or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KKR also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as KKR continues to beneficially own a sufficient number of shares of Class B common stock, even though it beneficially owns significantly less than 50% of the shares of our outstanding common stock, it will continue to be able to effectively control our decisions. For example, if our Class B common stock amounted to 15% of our outstanding common stock, beneficial owners of our Class B common stock (including KKR), would collectively control 64% of the voting power of our common stock. The shares of our Class B common stock beneficially owned by KKR may be transferred to an unrelated third party if the holders of a majority of the shares of Class B common stock have consented to such transfer in writing in advance.

In addition, KKR will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our Company or a change in the composition of our Board and could preclude any acquisition of our Company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock.

Certain provisions of Delaware law and anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a dual class common stock structure, which currently provides the holders of Class B common stock with the ability to control the outcome of matters requiring stockholder approval, so long as they continue to beneficially own a sufficient number of shares of Class B common stock, even if they own significantly less than 50% of the shares of our outstanding common stock;

•	a classified Board with staggered three-year terms;

•	the ability of our Board to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, once no shares of our Class B common stock remain outstanding; and

•	that certain provisions may be amended only by the affirmative vote of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, once no shares of our Class B common stock remain outstanding.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our ability to utilize net operating loss carryforwards could be limited if we were to experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that impose an annual limitation on the ability of a company with net operating loss carryforwards that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock (by value) over a three-year period, to utilize its net operating loss carryforwards in years after the ownership change. These rules generally operate by focusing on ownership changes among holders owning directly or indirectly 5% or more of the shares of stock of a company or any change in ownership arising from a new issuance of shares of stock by such company. If a company’s income in any year is less than the annual limitation prescribed by Section 382 of the Code, the unused portion of such limitation amount may be carried forward to increase the limitation (and net operating loss carryforward utilization) in subsequent tax years.

We do not believe that this offering will result in an ownership change for purposes of Section 382 of the Code. If, however, we were to undergo an ownership change as a result of future transactions involving our common stock, including a follow-on offering of our common stock or purchases or sales of common stock between 5% holders, our ability to use our net operating loss carryforwards would be subject to the limitations of Section 382 of the Code. As a result, a portion of our net operating loss carryforwards may expire before we would be able to use them. If we are unable to utilize our net operating loss carryforwards, there may be a negative impact on our financial position and results of operations.

In addition to the aforementioned federal income tax implications pursuant to Section 382 of the Code, most states follow the general provisions of Section 382 of the Code, either explicitly or implicitly resulting in separate state net operating loss limitations.

We are a “controlled company” within the meaning of the rules of the SEC and the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After completion of this offering, KKR will continue to control a majority of the voting power of our outstanding common stock. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Because we utilize these exemptions, we do not have a majority of independent directors, our nominating/corporate governance committee and compensation committee do not consist entirely of independent directors and such committees are not subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, on June 20, 2012, the SEC adopted Rule 10C-1 (“Rule 10C-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to implement provisions of the Dodd-Frank Act pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The national securities exchanges (including the NYSE) have since adopted amendments to their existing listing standards to comply with provisions of Rule 10C-1, and on

January 11, 2013, the SEC approved such amendments. The amended listing standards require, among others, that

•	compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and

•	compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser’s employer and us.

As a “controlled company,” we are not subject to these compensation committee independence requirements.

FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated or deemed to be incorporated by reference in this prospectus and any free writing prospectus that we may provide to you in connection with the offering of our Class A common stock described in this prospectus) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to, among other things, our operations and financial performance. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans, projections or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, earnings before net interest expense, income taxes, depreciation, and amortization (“EBITDA”), earnings, margins, growth rates, and other financial results for future periods.

Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that factors affecting our actual financial results could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that could materially affect our financial results or such forward-looking statements include, among others, the risks, uncertainties and factors set forth under “Risk Factors,” in the 2016 Form 10-K and the following factors:

•	adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending;

•	our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition;

•	our ability to successfully renew existing client contracts on favorable terms and obtain new clients;

•	our ability to prevent a material breach of security of any of our systems;

•	our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies;

•	the successful management of our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others;

•	our successful management of credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets;

•	consolidation among financial institution clients or other client groups that impacts our client relationships;

•	our ability to use our net operating losses without restriction to offset income for U.S. tax purposes;

•	our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives;

•	the acquisition or disposition of a material business or assets;

•	our ability to successfully value and integrate acquired businesses;

•	our high degree of leverage;

•	adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise;

•	changes in the interest rate environment that increase interest on our borrowings or the interest rate at which we can refinance our borrowings;

•	the impact of new or changes in current laws, regulations, credit card association rules, or other industry standards; and

•	new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, and various other factors.

There may be other factors, many of which are beyond our control, that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 Form 10-K and the Quarterly Reports. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock in this offering by the selling stockholder, including from any exercise by the underwriters of their option to purchase additional shares. For more information about the selling stockholder, see “Selling Stockholder.”

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock began trading publicly on the NYSE under the symbol “FDC” as of October 14, 2015. Prior to that time, there was no public market for our Class A common stock. As of July 31, 2017, there were 24 holders of record of our Class A common stock. This stockholder figure does not include a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. The following table sets forth the high and low sale prices per share for our Class A common stock as reported on the NYSE for the period indicated:

	Stock Price
	High	Low
Fiscal Year Ending December 31, 2015:
Fourth Quarter ending December 31, 2015 (from October 14, 2015)	$17.99	$14.99
Fiscal Year Ending December 31, 2016:
First Quarter ended March 31, 2016	$16.04	$8.37
Second Quarter ended June 30, 2016	$14.25	$9.90
Third Quarter ended September 30, 2016	$14.57	$10.40
Fourth Quarter ending December 31, 2016	$15.71	$12.93
Fiscal Year Ending December 31, 2017:
First Quarter ended March 31, 2017	$16.67	$14.45
Second Quarter ended June 30, 2017	$19.01	$14.67
Third Quarter ended September 30, 2017 (through September 8, 2017)	$19.20	$17.38

The closing sale price of our Class A common stock, as reported by the NYSE, on September 8, 2017 was $18.49.

DIVIDEND POLICY

We do not intend to pay cash dividends on our Class A common stock. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, capital requirements, restrictions contained in current or future financing instruments and other factors that our Board deem relevant and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

We did not declare or pay dividends to the holders of our Class A common stock in 2015, 2016 or the six months ended June 30, 2017. We paid dividends to FDH totaling $4 million in 2015, which proceeds FDH used to repurchase equity from departing employees. FDH did not pay any dividends on its common stock in 2015. On October 13, 2015, FDH merged with into First Data Corporation, with First Data Corporation being surviving entity in the HoldCo Merger. See “Summary—Corporate History and Information.”

Additionally, our ability to pay dividends is limited by restrictions on the ability of our operating subsidiaries to make distributions, including restrictions under the terms of the agreements governing our debt. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—Because we have no plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than your purchase price,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Total Borrowings and Net Debt” and “Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Note 2—Borrowings” in our 2016 Form 10-K for a description of the restrictions on our ability to pay dividends.

SELLING STOCKHOLDER

The following table sets forth information with respect to the current beneficial ownership of the selling stockholder, the number of shares of Class A common stock being offered hereby by the selling stockholder and information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering.

The number of shares and percentages of beneficial ownership set forth below are based on beneficial ownership as of July 31, 2017 and are based on the number of shares of our Class A common stock issued and outstanding as of July 31, 2017, prior to the consummation of this offering. The number of shares and percentages of beneficial ownership after this offering set forth below are based on the number of shares of our Class A common stock issued and outstanding immediately after the consummation of this offering, assuming the selling stockholder sells the number of shares set forth in the table below.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

						Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering			Shares Being Sold in this Offering		Assuming No Exercise of the Underwriters’ Option			Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Percentage of Voting Power (2)	Assuming No Exercise	Assuming Full Exercise	Number	Percentage of Total Common Stock	Percentage of Voting Power (2)	Number	Percentage of Total Common Stock	Percentage of Voting Power (2)
New Omaha Holdings L.P. (1)	535,791,146	58.1%	92.2%	85,000,000	97,750,000	450,791,146	49%	89%	438,041,146	48%	89%

(1)	The limited partnership interests in New Omaha Holdings L.P. are held by KKR (representing approximately 57% of the economic interests in New Omaha Holdings L.P. after the consummation of this offering) and certain other co-investors. New Omaha Holdings LLC is the general partner of New Omaha Holdings L.P. KKR 2006 Fund L.P. is the sole member of New Omaha Holdings LLC. KKR Associates 2006 L.P. is the general partner of KKR 2006 Fund L.P. KKR 2006 GP LLC is the general partner of KKR 2006 Associates L.P. KKR Fund Holdings L.P. is the designated member of KKR 2006 GP LLC. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the general partner of KKR & Co. L.P. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In addition, Messrs. Kravis and Roberts have been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. In such capacities, each of the aforementioned entities and individuals may be deemed to be the beneficial owners and have shared voting and dispositive power with respect to the shares held by New Omaha Holdings L.P. The address of each of the persons and entities listed in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	Percentage of voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock will be entitled to ten votes per share of Class B common stock and each holder of Class A common stock will be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. Each share of Class B common stock is convertible into one share of Class A common stock automatically upon transfer, subject to certain exceptions.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect as of the date of this prospectus, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 1,600,000,000 shares of Class A common stock, par value $0.01 per share, 624,998,004 shares of Class B common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued or outstanding as of the date of this prospectus. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Our amended and restated certificate of incorporation provides for a dual class common stock structure consisting of our Class A common stock and Class B common stock. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights, certain conversion rights and transfer restrictions in respect of the shares of Class B common stock, as described below.

Voting Rights. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. For example, pursuant to the amended and restated certificate of incorporation, certain amendments thereto affecting the Class B common stock’s voting power will require the affirmative vote (or written consent) of a majority of the holders of the then outstanding shares of Class B common stock, voting as a separate class. Furthermore, the DGCL requires holders of either our Class A common stock or Class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation:

•	to increase or decrease the par value of that class; or

•	in a manner that alters or changes the powers, preferences or special rights of that class of stock in a manner that would affect its holders adversely.

The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when declared by our Board, out of our legally available assets, in cash, property, shares of our common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any. See “—Dividends.”

If we pay a dividend or distribution on the Class A common stock, payable in shares of Class A common stock, we also will be required to pay a pro rata and simultaneous dividend or distribution on the Class B common stock, payable in shares of Class B common stock. Similarly, if we pay a dividend or distribution on the Class B common stock, payable in shares of Class B common stock, we also will be required to make a pro rata and simultaneous dividend or distribution on the Class A common stock, payable in shares of Class A common stock.

Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation or substantially similar transaction, holders of each class of common stock will be entitled to receive equal per share payments or distributions, except that (i) in any transaction in which shares of capital stock are distributed, such shares distributed to the holder of a share of Class B common stock may have ten times the voting power of any shares distributed to the holder of a share of Class A common stock and (ii) shares of one such class may receive disproportionate distributions or payments if such merger, consolidation or other transaction is approved by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Liquidation Rights. Upon our liquidation, dissolution or winding up or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of the Class A common stock and Class B common stock treated as a single class, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock.

Conversion and Restrictions on Transfer. The Class A common stock will not be convertible into any other shares of our capital stock. The outstanding shares of Class B common stock will be convertible as follows: (1) at the option of the holder, a share of Class B common stock may be converted into one share of Class A common stock with our prior written consent or (2) upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation (i) to KKR or (ii) where such transfer has been consented to in writing in advance by the holders of a majority of the shares of Class B common stock beneficially owned by KKR. Each share of Class B common stock will also automatically convert into one share of Class A common stock if, on the record date for any meeting of the stockholders, the number of shares of Class B common stock then outstanding is less than 10% of the aggregate number of shares of Class A common stock and Class B common stock then outstanding. Once converted into Class A common stock, Class B common stock will not be reissued.

Protective Provision. Our amended and restated certificate of incorporation provides that we will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive certain provisions in our amended and restated certificate of incorporation (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class, and the holders of the Class A common stock will have no right to vote thereon. However, this provision is subject to any other vote required by applicable law, and under Section 242(b)(2) of the DGCL, holders of the Class A common stock would be entitled to vote as a class upon the proposed action, whether or not entitled to vote by our amended and restated certificate of incorporation, if the action would increase or decrease the par value of the shares of Class A common stock, or alter or change the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely.

Other Matters. Our amended and restated certificate of incorporation does not entitle holders of our common stock to preemptive rights. No redemption or sinking fund provisions will be applicable to our common stock. Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any rules adopted by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our

Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Dual Class Structure

As described above in “—Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual class common stock structure, under which each share of our Class A common stock has one vote per share while each share of our Class B common stock has ten votes per share. Because of this dual class structure, certain of our stockholders will be able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board may generally issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board

Our amended and restated certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that KKR and any of its respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, once no shares of Class B common stock remain outstanding, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, once no shares of Class B common stock remain outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board; provided, however, at any time when shares of our Class B common stock remain outstanding, special meetings of our stockholders shall also be called by the Board or the chairman of the Board at the request of KKR. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent once no shares of our Class B common stock remain outstanding.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as shares of our Class B common stock remain outstanding, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such amendment, alteration, rescission or repeal. Once no shares of our Class B common stock remain outstanding, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that once no shares of our Class B common stock remain outstanding, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting, and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides, subject to limited exception, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, each of KKR or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that KKR or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provides that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NYSE under the symbol “FDC.” Our Class B common stock is not listed, and we do not anticipate listing our Class B common stock, on any stock market or exchange.

CERTAIN UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our Class A common stock sold pursuant to this offering.

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. This discussion also does not address any tax consequences arising under the Medicare contribution tax on net investment income. Except where noted, this summary deals only with Class A common stock that is held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all United States federal income tax consequences relevant to a non-U.S. holder subject to special treatment under the United States federal income tax laws (including United States expatriates, “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

Dividends

As described in the section entitled “Dividend Policy,” we do not anticipate paying cash dividends to holders of our Class A common stock. If, however, we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable documentation) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes, and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it may be subject to the branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by United States-source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point immediately above, we believe we are not and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting generally will apply to the amount of dividends paid to each non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding. However, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a disposition of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Internal Revenue Service Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our common stock by an ERISA Plan with respect to which we or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws and (b) if such purchaser or subsequent transferee of our common stock is using assets of any ERISA Plan to acquire or hold our common stock, such purchaser and subsequent transferee will be deemed to represent that (1) it is not a beneficiary of the IRA, or relative of the IRA owner/beneficiary (such as a spouse, ancestor, lineal descendant, spouse of a lineal descendant, brother, sister or a spouse of a brother or sister) in the case of an ERISA Plan that is an IRA and (2) (i) none of us, the underwriters, and any of our or their respective affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to our common stock and none of us, the underwriters, and any of our or their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our common stock and (ii) the decision to invest in our common stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of us and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee’s investment in our common stock and is responsible for exercising independent judgment in evaluating the investment in our common stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds our common stock hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of us, the underwriters and any of our or their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in our common stock, and (II) we, the underwriters and our and their respective affiliates have a financial interest in the purchaser’s or transferee’s investment in our common stock on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
KKR Capital Markets LLC
PNC Capital Markets LLC
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
SunTrust Robinson Humphrey, Inc.
Keefe, Bruyette & Woods, Inc.
KeyBanc Capital Markets Inc.

Total	97,750,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $        per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the initial public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds to the selling stockholder, before expenses	$	$	$

A limited partner of New Omaha Holdings L.P., the selling stockholder, that is indirectly selling 6,214,607 shares of our Class A common stock in this offering has provided the underwriters with an indication of interest to purchase a total of 6,904,607 shares in this offering, including (i) 6,214,607 shares at a price of $        per share, with respect to which the underwriters will not receive any underwriting discount or commissions, and (ii) 690,000 shares at the public offering price.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at approximately $1.3 million and are payable by us pursuant to the Registration Rights Agreement that we have entered into with New Omaha, KKR and certain other investors.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 12,750,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, certain of our directors and executive officers, and the holders of substantially all of our Class B common stock prior to this offering have agreed, for 180 days after the date of this prospectus (or 90 days in the case of First Data Corporation, without first obtaining the written consent of the representatives, not to directly or indirectly:

•	offer, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock;

•	file or participate in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and related rules and regulations, any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock; or

•	publicly announce an intention to effect any such transaction.

The restrictions in the preceding paragraph relating to us are subject to certain limited exceptions, including, among others: (1) the issuance of securities in connection with acquisitions, joint ventures, commercial relationships, or other strategic transactions, provided that the aggregate number of securities sold or issued does not exceed 5% of the aggregate number of shares of common stock outstanding immediately following the completion of this offering, and provided further that the recipient of the securities enters into a lock-up agreement with the underwriters for the remainder of the 90-day lock-up period and (2) the issuance of securities pursuant to equity awards or employee benefits plans or arrangements described in this prospectus. In addition, the restrictions in the preceding paragraph relating to our executive officers and directors and the holders of substantially all of our common stock are subject to certain limited exceptions, including, among others: (1) the sale of shares of our common stock acquired in open-market transactions after the completion of this offering and (2) the sale of shares of our common stock pursuant to a written plan in effect on the date hereof meeting the requirements of Rule 10b5-1 under the Exchange Act.

Listing

Our Class A common stock is listed on the NYSE under the symbol “FDC.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Conflicts of Interest

KKR beneficially owns (through its investment in New Omaha Holdings L.P.) in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter and KKR beneficially owns in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the FINRA members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any FINRA member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. KKR Capital Markets LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Mr. Nuttall, a member of our Board and a Member and the Co-President and Co-Chief Operating Officer of the general partner of KKR & Co. L.P., is a registered representative with FINRA and an associated person of KKR Capital Markets LLC. Mr. Nuttall also serves as a director on the board of KKR Capital Markets LLC. Mr. Kravis is a member of our Board and a Member and the Co-Chairman and Co-Chief Executive Officer of the general partner of KKR & Co. L.P., which is the parent company of KKR Capital Markets LLC.

In 2017, to the date of this prospectus, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions under the existing credit agreements and received transaction fees totaling $1.5 million.

In February 2015, an affiliate of an underwriter was awarded a discretionary grant of 250,000 stock options of FDH, which converted into 79,091 shares of our Class B common stock upon the completion of our IPO. FINRA deems these securities to be underwriting compensation.

In addition, affiliates of certain of the underwriters hold limited partnership interests in New Omaha Holdings L.P., all or a portion of which is being sold by the selling stockholder in this offering, and therefore Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and KKR Capital Markets LLC would also be deemed to have a conflict of interest because each entity or its affiliate is receiving more than 5% of the net offering proceeds from this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. Some of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and their affiliates hold portions of our outstanding debt (including loans).

We are engaged in certain joint ventures (including equity alliances), revenue sharing alliances, and other contractual arrangements with certain of the underwriters or other affiliates. Our joint venture equity alliances are stand-alone entities that sell our products and services in partnership with certain financial institutions, some of which are affiliated with certain of the underwriters in this offering. We currently own a 51% ownership interest in our Bank of America Merchant Services joint venture with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, a 40% ownership interest in our Wells Fargo Merchant Services joint venture with an affiliate of Wells Fargo Securities, LLC, and a 40% ownership interest in our PNC Merchant Services joint venture with an affiliate of PNC Capital Markets LLC, among others. Our revenue sharing alliances are contractual agreements which enable our partners, including certain affiliates of the underwriters, to resell our merchant acquiring services in exchange for a share of the revenues generated by these sales, and our referral partnerships are arrangements whereby we pay commissions to counterparties, including certain affiliates of the underwriters, who refer us to their clients. We may be exposed to legal and reputational risks associated with the commercial practices of our joint venture and equity alliance partners, some of which are affiliated with certain of the underwriters in this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

We, our representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the Relevant Member State (including Directive 2010/73/EU).

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons, and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our common stock.

EXPERTS

The consolidated financial statements of First Data Corporation appearing in First Data Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of First Data Corporation’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated by reference herein given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wells Fargo Merchant Services, LLC as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, from their respective filing dates (information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 8, 2017, and for the quarter ended June 30, 2017, filed on August 7, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed on March 15, 2017 (but only with respect to information required by Part III of our 2016 Form 10-K, which information shall update and supersede information included in Part III of our 2016 Form 10-K);

•	our Current Reports on Form 8-K, filed on January 24, 2017, February 21, 2017, April 27, 2017, May 1, 2017, May 30, 2017, June 14, 2017, July 6, 2017 and July 24, 2017; and

•	the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on October 15, 2015, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Attn: Investor Relations

Tel.: (404) 890-2000

Our reports and documents incorporated by reference into this prospectus may also be found in the “Investor Relations” section of our website at www.firstdata.com. Our website and the information contained in it or connected to it neither constitutes part of this prospectus nor is incorporated herein or therein.

First Data Corporation

Class A Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the shares of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

SEC Filing Fee	$205,116
FINRA Filing Fee.	225,500
Fees and Expenses of Counsel	350,000
Printing Expenses	15,000
Fees and Expenses of Accountants	400,000
Miscellaneous Expenses	104,384

Total	$1,300,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

First Data Corporation is incorporated under the laws of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws provides that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 16.	EXHIBITS.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

ITEM 17.	UNDERTAKINGS.

(1)	The undersigned Registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(A)(i), (1)(A)(ii) and (1)(A)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(B)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(E)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on September 11, 2017.

First Data Corporation

By:	/s/ Frank Bisignano
Name: Frank Bisignano
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 11, 2017.

Signature	Capacity

/s/ Frank Bisignano Frank Bisignano	Chairman and Chief Executive Officer (principal executive officer)

/s/ Himanshu Patel Himanshu Patel	Executive Vice President, Chief Financial Officer (principal financial officer)

/s/ Matthew Cagwin Matthew Cagwin	Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer)

* Joseph J. Plumeri	Vice Chairman

* Henrique De Castro	Director

* Henry R. Kravis	Director

* Heidi G. Miller	Director

* James E. Nevels	Director

* Scott C. Nuttall	Director

* Tagar C. Olson	Director

* Barbara A. Yastine	Director

*By:	/s/ Frank Bisignano
Frank Bisignano, Attorney-in-Fact

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement by and among First Data Corporation, the selling stockholder(s) and the underwriter(s) named therein

3.1	Ninth Amended and Restated Certificate of Incorporation of First Data Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 19, 2015)

3.2	Amended and Restated Bylaws of First Data Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed on October 1, 2015)

4.1	Form of Stock Certificate for Class A common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, filed on October 1, 2015)

4.2	Form of Stock Certificate for Class B common stock (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A, filed on October 1, 2015)

5.1**	Opinion of Simpson Thacher & Bartlett LLP

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of KPMG LLP

23.3	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.
**	Filed herewith.